UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 20, 2006
Date of Report (Date of earliest event reported)

__________________________________________

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13948	62-1612879
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

100 North Point Center East, Suite 600
Alpharetta, Georgia		30022
(Address of principal executive offices)		(Zip code)

1-800-514-0186
(Registrant’s telephone number, including area code)

______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act.  (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act. (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.  (17 CFR 240.13c-4(c))

Item 1.01                        Entry into a Material Definitive Agreement and

Item 2.03                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On July 20, 2006, Schweitzer-Mauduit International, Inc. (“the Company”) and Schweitzer-Mauduit France S.A.R.L., a wholly-owned subsidiary of the Company, entered into a new unsecured credit agreement with a group of banks led by three mandated lead arrangers, Natexis Banques Populaires, Société Générale Corporate & Investment Banking and SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc. (“Credit Agreement”) to refinance its existing bank credit agreement.  The Credit Agreement is effective July 31, 2006 and provides for (a) additional borrowing capacity of approximately $60 million, increasing the total facilities to approximately $195 million from approximately $135 million, (b) a reduced number of tranches from four to two, (c) extended terms, with the maturity date of the new facilities being no earlier than five years, (d) lower margins and (e) fewer, less restrictive financial covenant requirements.

The Credit Agreement provides for a $95 million U.S. revolving credit facility or U.S. revolver and an €80 million revolving credit facility or Euro revolver, both with 5-year terms, plus two one-year extension options, with the extensions at the discretion of the participating banks.  The Credit Agreement is guaranteed by the Company and contains representations and warranties which are customary for facilities of this type and covenants and provisions that, among other things, require the Company to maintain (a) a Net Debt to Equity Ratio not to exceed 1.0 and (b) a Net Debt to Adjusted EBITDA Ratio not to exceed 3.0.  The increased amount of the facility and its favorable terms will provide greater flexibility to pursue possible restructuring activities in France and the United States and various strategic opportunities.  Repayment of amounts drawn under the Credit Agreement may be accelerated in limited circumstances, which include events of default not timely cured and change of control events.  Expected draws are anticipated for (a) repaying borrowings under the existing credit agreement, (b) working capital needs throughout the year (c) funding the Company’s joint venture in China and (d) other general corporate purposes.  Borrowings against the new facilities are expected to aggregate the U.S. dollar equivalent of approximately $70 to $100 million during the balance of 2006.  Under the Credit Agreement, interest rates are at market rates, based on the London Interbank Offered Rate (LIBOR) for U.S. dollar borrowings and the Euro Interbank Offered Rate (EURIBOR) for euro borrowings, plus an applicable margin that varies from 0.35 percent to 0.75 percent per annum depending on the Net Debt to Adjusted EBITDA Ratio, as defined in the Credit Agreement.  The Company will incur commitment fees at an annual rate of either 0.30 or 0.35 percent of the applicable margin on the committed amounts not drawn, depending on the Net Debt to Adjusted EBITDA Ratio.

The Credit Agreement replaces the existing credit facility executed on January 31, 2002 that was scheduled to expire in January 2007.

Item 9.01        Financial Statements and Exhibits.

(c)  Exhibits

99.1                             Press Release, dated July 21, 2006, of Schweitzer-Mauduit International, Inc., announcing completion of a new syndicated revolving bank credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Schweitzer-Mauduit International, Inc.

By:	/s/ PAUL C. ROBERTS
Paul C. Roberts
Chief Financial Officer and Treasurer

Dated:  July 21, 2006

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
Current Report on Form 8-K
Dated July 20, 2006

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release, dated July 21, 2006, of Schweitzer-Mauduit International, Inc., announcing completion of a new syndicated revolving bank credit facility.